Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Definitions” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” within the Statement of Additional Information and to the use of our report dated October 26, 2020 relating to the financial statements of Xtrackers Emerging Markets Carbon Reduction and Climate Improvers ETF (formerly known as Xtrackers MSCI ACWI ex USA ESG Leaders Equity ETF) for the fiscal year ended August 31, 2020, which is incorporated by reference in this Post-Effective Amendment No. 474 to the Registration Statement (Form N-1A No. 333-170122) within DBX ETF Trust.

/s/ Ernst & Young LLP

New York, New York

August 16, 2021